NEWS RELEASE

TimkenSteel Announces Third-Quarter 2017
Earnings; Shows Significant Year-Over-Year Improvement

Canton, Ohio: October 26, 2017 - TimkenSteel (NYSE: TMST) (timkensteel.com), a leader in customized alloy steel products and services, today reported third-quarter net sales of $339.1 million, compared with net sales of $213.8 million in the same quarter last year and $339.3 million in the second quarter of 2017. The company reported a net loss of $5.9 million or minus $0.13 per share for the third quarter of 2017, compared with a net loss of $22.2 million or minus $0.50 per share in the same quarter last year, and net income of $1.3 million or $0.03 per diluted share in the second quarter of 2017.
Adjusted EBITDA(1) for the third quarter was $18.8 million, compared with adjusted EBITDA(1) of $7.8 million in the same quarter last year and EBITDA of $24.7 million in the second quarter of 2017, which included a favorable $4.9 million supplier refund. The improvement over the prior year was driven primarily from recovering energy and industrial end-market demand, new business and favorable raw material spread.
“With one of the fastest production ramps in company history complete and a new quench-and-temper facility running successful trials, the third quarter provides a solid foundation to capitalize on improving market conditions,” said Tim Timken, chairman, CEO and president. “The 60 percent increase in sales puts us in a very different place than we were 12 months ago. More importantly, we’re driving operational efficiencies and sales strategies that have potential to deliver even greater value for customers and shareholders.”

THIRD-QUARTER 2017 FINANCIAL SUMMARY

Third-quarter net sales increased $125.3 million or 58.6 percent year over year and were similar to the prior quarter.

•	Ship tons were approximately 290,000, an increase of 63 percent over the third quarter of 2016 and a decrease of 1.6 percent sequentially.

•	Year-over-year gains were related to improving industrial and energy end markets, as well as increased market penetration, including winning new business.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 2

•
Surcharge revenue of $77.9 million increased 169.6 percent from the prior-year quarter as a result of a rise in the No. 1 Busheling Index and higher volumes. Sequentially, surcharge revenue was similar to the prior quarter.

Adjusted EBIT(1) was $0.2 million, compared with an Adjusted EBIT(1) loss of $11.2 million for the same period a year ago and EBIT(1) of $5.8 million for the second quarter of 2017.

•	Adjusted EBIT(1) improved over the prior year due to higher volumes and favorable raw material spread, partially offset by negative mix and price.

•	Sequentially, adjusted EBIT(1) was lower primarily because second-quarter results included a favorable $4.9 million supplier refund.

•
Melt utilization was 74 percent for the quarter, compared with 44 percent in the third quarter of 2016 and 76 percent in the second quarter of 2017. Higher volumes, primarily from new business and increased end-market demand and improved operating cost leverage.

FOURTH-QUARTER OUTLOOK

•	Shipments are expected to be between 3 percent and 5 percent higher than third- quarter 2017 as markets continue to recover.

•	Adjusted EBITDA(1) is projected to be between breakeven and $10 million.
At this time, the company is unable to reconcile its fourth quarter outlook for Adjusted EBITDA to a comparable GAAP range due to an expected full re-measurement of its pension and OPEB plan assets and obligations at December 31, 2017.  The amount of the gain or loss from the re-measurement cannot currently be estimated.

•	Expenses associated with annual maintenance activities are anticipated to be between $8 million and $12 million.

•	Raw material spread is expected to be lower in the fourth quarter primarily due to a decrease in the average No. 1 Busheling Index.
Other Guidance

•	2017 capital spending is projected to be $40 million.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 3

The company will host a conference call at 9 a.m. ET on Friday, Oct. 27, to discuss its financial performance with investors and securities analysts. The financial results and conference call materials will be available online at investors.timkensteel.com.

TimkenSteel Earnings Call Information:

Conference Call	Friday, Oct. 27, 2017 9 a.m. ET Toll-free dial-in: 866-393-4306 International dial-in: 734-385-2616 Conference ID: 93297451
Conference Call Replay	Replay dial-in available through Nov. 3, 2017 855-859-2056 or 404-537-3406 Replay passcode: 93297451

About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what's possible within their industries. The company reaches around the world in its customers' products and leads North America in large alloy steel bars (up to 16 inches in diameter) and seamless mechanical tubing made of its special bar quality (SBQ) steel, as well as supply chain and steel services. TimkenSteel operates warehouses and sales offices in five countries and has made its steel in America for 100 years. The company posted sales of $870 million in 2016. Follow us on Twitter @TimkenSteel and on Instagram.

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(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 4

NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: EBIT, EBITDA, Adjusted EBIT and Adjusted EBITDA. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the Company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures, as well as supplemental financial data. At this time, the company is unable to reconcile its fourth quarter outlook for Adjusted EBITDA to a comparable GAAP range due to an expected full re-measurement of its pension and OPEB plan assets and obligations at December 31, 2017. The amount of the gain or loss from the re-measurement cannot currently be estimated. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non- GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.
FORWARD-LOOKING STATEMENTS
This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should" or "would" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the impact of mark-to-market accounting; the company's ability to realize the expected benefits of its spinoff from The Timken Company; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 5

customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility); the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings; the company's ability to maintain appropriate relations with unions that represent its employees in certain locations in order to avoid disruptions of business; and the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products.
Additional risks relating to the company's business, the industries in which the company operates or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Nine Months Ended September 30,		Three Months Ended September 30,		Three Months Ended June 30,
(Dollars in millions, except per share data) (Unaudited)	2017	2016	2017	2016	2017	2016
Net sales	$987.8	$654.8	$339.1	$213.8	$339.3	$223.1
Cost of products sold	928.5	629.6	320.6	206.3	315.5	210.8
Gross Profit	59.3	25.2	18.5	7.5	23.8	12.3
Selling, general & administrative expenses (SG&A)	67.7	66.8	22.5	21.8	22.3	22.9
Restructuring charges	—	0.3	—	—	—	0.3
Other income (expense), net	10.7	(12.1)	1.9	(17.3)	4.3	2.6
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	2.3	(54.0)	(2.1)	(31.6)	5.8	(8.3)
Interest expense	11.0	8.0	3.7	3.9	3.7	2.1
Loss (Income) Before Income Taxes	(8.7)	(62.0)	(5.8)	(35.5)	2.1	(10.4)
Provision (benefit) for income taxes	1.2	(23.5)	0.1	(13.3)	0.8	(3.8)
Net Income (Loss)	($9.9)	($38.5)	($5.9)	($22.2)	$1.3	($6.6)

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	($0.22)	($0.87)	($0.13)	($0.50)	$0.03	($0.15)
Diluted earnings (loss) per share (2)	($0.22)	($0.87)	($0.13)	($0.50)	$0.03	($0.15)

Dividends per share	$—	$—	$—	$—	$—	$—

Weighted average shares outstanding	44,373,264	44,215,373	44,433,094	44,221,310	44,399,070	44,220,496
Weighted average shares outstanding - assuming dilution	44,373,264	44,215,373	44,433,094	44,221,310	44,830,314	44,220,496

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

(2) For the three and nine months ended September 30, 2017 and 2016 and the three months ended June 30, 2016, common share equivalents, including shares issuable for equity-based awards and upon the conversion of outstanding convertible notes, and for the three months ended June 30, 2017, common share equivalents upon the conversion of outstanding convertible notes, were excluded from the computation of diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	September 30, 2017	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$25.8	$36.2	$25.6
Accounts receivable, net of allowances	160.6	153.5	91.6
Inventories, net	219.5	199.3	164.2
Deferred charges and prepaid expenses	4.2	1.8	2.8
Other current assets	7.4	6.2	6.2
Total Current Assets	417.5	397.0	290.4
Property, Plant and Equipment, net	701.6	713.7	741.9
Other Assets
Pension assets	9.8	9.3	6.2
Intangible assets, net	20.9	22.2	25.0
Other non-current assets	6.0	6.2	6.4
Total Other Assets	36.7	37.7	37.6
Total Assets	$1,155.8	$1,148.4	$1,069.9

LIABILITIES
Accounts payable, trade	$133.8	$130.8	$87.0
Salaries, wages and benefits	30.4	25.1	20.3
Accrued pension and postretirement costs	3.0	3.0	3.0
Other current liabilities	21.4	17.9	20.4
Total Current Liabilities	188.6	176.8	130.7
Convertible notes, net	69.2	68.2	66.4
Other long-term debt	95.2	100.2	70.2
Accrued pension and postretirement costs	196.2	193.4	192.1
Deferred income taxes	0.7	0.2	—
Other non-current liabilities	13.2	12.7	13.1
Total Non-Current Liabilities	374.5	374.7	341.8
SHAREHOLDERS' EQUITY
Additional paid-in capital	842.3	841.6	845.6
Retained deficit	(204.1)	(198.2)	(193.9)
Treasury shares	(37.6)	(38.2)	(44.9)
Accumulated other comprehensive loss	(7.9)	(8.3)	(9.4)
Total Shareholders' Equity	592.7	596.9	597.4
Total Liabilities and Shareholders' Equity	$1,155.8	$1,148.4	$1,069.9

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
CASH PROVIDED (USED)
Operating Activities
Net Income (Loss)	($5.9)	($22.2)	($9.9)	($38.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18.6	19.0	56.4	56.2
Amortization of deferred financing fees and debt discount	1.0	1.1	3.1	1.9
Impairment charges and loss on sale or disposal of assets	—	(0.1)	0.4	1.0
Deferred income taxes	0.5	(9.8)	0.7	(24.9)
Stock-based compensation expense	1.5	1.6	4.9	4.6
Pension and postretirement expense	3.0	21.0	4.6	23.4
Pension and postretirement contributions and payments	0.2	0.2	(2.5)	(3.1)
Reimbursement from postretirement plan assets		—	—	13.3
Changes in operating assets and liabilities:
Accounts receivable, net	(7.1)	(6.5)	(69.0)	(23.0)
Inventories, net	(20.2)	2.0	(55.3)	18.5
Accounts payable, trade	3.0	0.5	46.8	23.6
Other accrued expenses	9.2	5.5	10.7	(8.4)
Deferred charges and prepaid expenses	(2.4)	(2.1)	(1.4)	7.6
Other, net	(1.5)	(2.7)	(1.2)	3.3
Net Cash (Used) Provided by Operating Activities	(0.1)	7.5	(11.7)	55.5
Investing Activities
Capital expenditures	(5.1)	(10.9)	(11.9)	(26.1)
Net Cash Used by Investing Activities	(5.1)	(10.9)	(11.9)	(26.1)
Financing Activities
Proceeds from exercise of stock options	—	—	0.2	—
Shares surrendered for employee taxes on stock compensation	(0.2)	—	(1.4)	—
Credit agreement repayments	(5.0)	(10.0)	(5.0)	(130.0)
Credit agreement borrowings	—	—	30.0	—
Debt issuance costs	—	(0.5)	—	(4.8)
Proceeds from issuance of convertible notes	—	—	—	86.3
Net Cash Provided (Used) by Financing Activities	(5.2)	(10.5)	23.8	(48.5)
Effect of exchange rate changes on cash	—	—	—	—
Increase (decrease) In Cash and Cash Equivalents	(10.4)	(13.9)	0.2	(19.1)
Cash and cash equivalents at beginning of period	36.2	37.2	25.6	42.4
Cash and Cash Equivalents at End of Period	$25.8	$23.3	$25.8	$23.3

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1), Adjusted EBIT (3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) and Adjusted EBITDA (4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the Company's performance. EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA is useful to investors as these measures are representative of the Company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

(Dollars in millions) (Unaudited)	Nine Months Ended September 30,		Three Months Ended September 30,		Three Months Ended June 30,
	2017	2016	2017	2016	2017	2016
Net Income (Loss)	($9.9)	($38.5)	($5.9)	($22.2)	$1.3	($6.6)

Provision (Benefit) for income taxes	1.2	(23.5)	0.1	(13.3)	0.8	(3.8)
Interest expense	11.0	8.0	3.7	3.9	3.7	2.1
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	$2.3	($54.0)	($2.1)	($31.6)	$5.8	($8.3)
EBIT Margin (1)	0.2%	(8.2)%	(0.6)%	(14.8)%	1.7%	(3.7)%

Depreciation and amortization	56.4	56.2	18.6	19.0	18.9	18.5
Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$58.7	$2.2	$16.5	($12.6)	$24.7	$10.2
EBITDA Margin (2)	5.9%	0.3%	4.9%	(5.9)%	7.3%	4.6%

Loss from remeasurement of benefit plans	(2.3)	(20.4)	(2.3)	(20.4)	—	—
Adjusted EBIT (3)	$4.6	($33.6)	$0.2	($11.2)	$5.8	($8.3)
Adjusted EBITDA (4)	$61.0	$22.6	$18.8	$7.8	$24.7	$10.2

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.
(3) Adjusted EBIT is defined as EBIT excluding the gain (loss) from remeasurement of benefit plans.
(4) Adjusted EBITDA is defined as EBITDA excluding the gain (loss) from remeasurement of benefit plans.

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Reconciliation of Total Debt to Net Debt and the Ratio of Total Debt and Net Debt to Capital:
This reconciliation is provided as additional relevant information about the Company's financial position. Capital, used for the ratio of total debt to capital and net debt to capital, is defined as total debt plus total equity. Management believes net debt is useful to investors as it is an important measure of the Company's financial position due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)	September 30, 2017	June 30, 2017	December 31, 2016
Convertible notes, net	$69.2	$68.2	$66.4
Other long-term debt	95.2	100.2	70.2
Total long-term financing	164.4	168.4	136.6
Less: Cash and cash equivalents	25.8	36.2	25.6
Net Debt	$138.6	$132.2	$111.0

Total Equity	$592.7	$596.9	$597.4

Ratio of Total Debt to Capital	21.7%	22.0%	18.6%
Ratio of Net Debt to Capital	18.3%	17.3%	15.1%

Reconciliation of Free Cash Flow to GAAP Net Cash (Used) Provided by Operating Activities:
Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.
(Dollars in millions) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Cash (Used) Provided by Operating Activities	($0.1)	$7.5	($11.7)	$55.5
Less: Capital expenditures	(5.1)	(10.9)	(11.9)	(26.1)
Free Cash Flow	($5.2)	($3.4)	($23.6)	$29.4

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